CITIZENS BANK, NATIONAL ASSOCIATION
90 State House Square
Hartford, Connecticut 06103

April 25, 2016

David C. Benoit
Vice President-Finance and Treasurer
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:    Modification of Revolving Credit Facility

Dear Mr. Benoit:

We are pleased to confirm the willingness of Citizens Bank, National Association (the “Bank”) to amend the terms and conditions of the existing demand revolving credit facility (the “Facility”) provided to Connecticut Water Service, Inc. (the “Company”) pursuant to a letter agreement between the Bank and the Company dated as of May 8, 2002 (as amended and in effect, the “Letter Agreement”), as amended by that certain letter agreement between the Bank and the Company dated as of May 17, 2002, by that certain letter agreement between the Bank and the Company dated as of June 12, 2003, by that certain letter agreement between the Bank and the Company dated as of March 12, 2004, by that certain letter agreement between the Bank and the Company dated as of January 30, 2006, by that certain letter agreement between the Bank and the Company dated as of November 20, 2007, by that certain letter agreement between the Bank and the Company dated as of September 15, 2009, by that certain letter agreement between the Bank and the Company dated as of May 5, 2010, by that certain letter agreement between the Bank and the Company dated as of June 1, 2011, by that certain letter agreement between the Bank and the Company dated as of October 12, 2012, by that certain letter agreement between the Bank and the Company dated as of November 25, 2013, by that certain letter agreement between the Bank and the Company dated as of October 14, 2014. The Letter Agreement is hereby amended as follows:

1.    Paragraph 1 of the Letter Agreement, entitled “Amount” is hereby deleted in its entirety, and replaced with the following:

The aggregate principal amount of loans and advances (“Advances”) outstanding under the Facility shall not exceed $45,000,000 at any time during the period commencing on the effective date of this Letter Agreement and terminating on the Maturity Date.

2.    Paragraph 2 of the Letter Agreement, entitled “Term”, is hereby is hereby deleted in its entirety, and replaced with the following:

“This Facility shall expire, terminate and be repayable on April 25, 2021 (the “Maturity Date”), unless renewed by the Bank.”

3.    Any and all references to the “Maturity Date” set forth in the Letter Agreement shall be amended to refer to, and mean, April 25, 2021, 2021.

4.    Paragraphs 4, 5 and 6 of the Letter Agreement, respectively entitled “Utilization”, “Interest” and “Payments”, are hereby amended and restated in their entireties as set forth on Schedule 1, attached hereto.

5.    Paragraph 8 of the Letter Agreement, entitled “Unused Fee”, is hereby deleted in its entirety, and replaced with the following:

“8.    Unused Fee.

In consideration of the Bank’s agreement to make the Facility available to the Company, the Company shall pay to the Bank a non-refundable “Unused Fee” at the rate of 0.05% (i.e. 5.00 basis points) per annum multiplied by the average daily unused portion of the Facility (the “Unused Fee”). The Unused Fee shall be payable quarterly in arrears, on the first day of each calendar quarter and computed on the basis of a 360-day year and assessed for the actual number of days elapsed.”

6.    Paragraph 10 of the Letter Agreement, entitled “Financial Reporting”, is hereby deleted in its entirety, and replaced with the following:

10.    Financial Reporting.

As soon as available, but in no event later than April 30 in each year, the Company shall provide the Bank with copies of the Company’s audited financial statements for the Company’s most recently ended fiscal year. In addition, the Company agrees to provide the Bank with copies of any and all reports issued by the Company to its shareholders, including Form 10-Q and Form 10-K, no later than forty-five (45) days from the end of each fiscal quarter, an annual budget with supporting details no later than thirty (30) days prior to the start of each fiscal year, and such additional information as the Bank may from time to time request.

As soon as available, but in no event later than May 31 in each year, the Company shall cause The Connecticut Water Company to provide the Bank with copies of The Connecticut Water Company’s audited financial statements for the most recently ended fiscal year. In addition, the Company agrees to cause The Connecticut Water Company to provide the Bank with copies of The Connecticut Water Company’s quarterly internally prepared financial statements, no later than forty-five (45) days from the end of each fiscal quarter, and such additional information as the Bank may from time to time request.

No later than forty-five (45) days from the end of each fiscal quarter, the Company shall deliver to Bank a covenant compliance certificate, in form and substance acceptable to Bank, setting forth the Company’s, The Connecticut Water Company’s and The Maine Water Company’s compliance with, as applicable, the financial covenants set forth in Paragraph 13.

7.    Subsection (b), (c) and (d) of Paragraph 11, entitled “Costs” are hereby deleted in their entirety.

8.    Paragraph 13 of the Letter Agreement, entitled “Representations, Warranties and Covenants” is hereby amended by adding the following five (5) paragraphs to the end thereof:

The Company hereby covenants that the ratio of the The Connecticut Water Company’s earnings before interest and taxes to the The Connecticut Water Company’s interest expense shall be equal to or greater than 3:00 to 1:00, as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended. The foregoing covenant replaces that certain earnings before interest and taxes to expense covenant set forth in that certain Letter Agreement dated October 12, 2012.

The Company hereby covenants that The Maine Water Company shall not permit the ratio of its debt to capitalization to exceed sixty percent (60%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended.

The Company hereby covenants that The Connecticut Water Company shall not permit the ratio of its debt to capitalization to exceed sixty percent (60%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended.

The Company hereby covenants that it shall not permit the ratio of its debt to capitalization to exceed sixty-five percent (65%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended. The foregoing covenant replaces that certain debt to capitalization covenant set forth in that certain Letter Agreement dated October 12, 2012.

Any failure of the Company to comply with the provisions of this Paragraph 13 shall constitute a default hereunder, permitting Bank to terminate this Facility and demand immediate repayment of the Facility.

9.    Paragraph 16, entitled “Cross-Default” is hereby amended and restated as follows:

In the event that the Company or any subsidiary of the Company, should, after any applicable grace period, be in default under the terms of any other agreement with Bank or any affiliate of Bank, or any other lender, then any such default shall constitute a default hereunder, permitting Bank to terminate this Facility and demand immediate repayment of this Facility.

10.    Amendment to Demand Promissory Note. The Demand Promissory Note dated May 8, 2002 made by the Company as Maker to the order of the Bank as Payee is hereby amended to increase the principal amount thereof to $45,000,000, which amendment shall be evidenced by an allonge to the Demand Promissory Note executed by the Company in substantially the form attached hereto as Exhibit A (the “Fourth Allonge”), which Fourth Allonge shall be permanently attached to the Demand Promissory Note, and which Fourth Allonge is hereby incorporated in the Letter Agreement by reference and made a part thereof.

Please confirm the Company’s acceptance of the foregoing amendment to the Facility by signing and returning to us the enclosed copy of this letter.

CITIZENS BANK, NATIONAL ASSOCIATION

By: /s/ Anthony Castellon
Name: Anthony Castellon
                     Title: Senior Vice President

The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (whether a request for an Advance under this Facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or facsimile transmission on the Company’s behalf by any person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication. The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

The persons authorized to give communication on the Company’s behalf are the persons named on the certificate of incumbency delivered to the Bank pursuant to Paragraph 9(e) of the Letter Agreement.

CONNECTICUT WATER SERVICE, INC.

By: /s/ David C. Benoit
Name: David C. Benoit
Title: Senior Vice President – Finance,
     Chief Financial Officer and Treasurer

EXHIBIT A

(ATTACH ALLONGE)

SCHEDULE 1

4.    Utilization.

The Company may utilize the Facility in whole or in part in the form of: (a) Advances bearing interest at the Prime Rate; (b) Advances bearing interest at a rate determined by reference to the LIBOR Rate; and (c) Advances bearing interest at a rate determined by reference to the LIBOR Advantage Rate. Advances of whatever type may be used to support the Company’s working capital needs, dividend reinvestment purchases and interim capital expenditure funding. Advances under the Facility shall be available in the sole and absolute discretion of the Bank and shall be in amounts, which are at least $100,000. Each request for an Advance shall be in writing and shall be in the form attached hereto as Exhibit B (or such other form as may be required by Bank). Without limiting the foregoing, by delivering a borrowing request on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $100,000 and integral multiples of $100,000, with a LIBOR Interest Period of one (1) or three (3) months. On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request. Capitalized terms utilized in this Paragraph 4 and not otherwise defined in this Paragraph 4 shall have the meaning ascribed to such terms in Paragraph 5 hereof. By delivering a conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of $100,000 and integral multiples of $100,000,be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to, or be continued as, a LIBOR Rate Loan when any Event of Default has occurred and is continuing. In the absence of delivery of a conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.

5.    Interest. Advances shall bear interest, at the option of the Bank, at either:

(a)	a fluctuating rate equal to the Bank’s Prime Rate in effect from time to time, plus the Applicable Margin;

(b)	a rate equal to the LIBOR Rate for maturities of one (1) or three (3) months, as requested by the Borrower, plus the Applicable Margin; or

(c)	a rate equal to the LIBOR Advantage Rate for maturities of one (1) or three (3) months, as requested by the Borrower, plus the Applicable Margin.

Interest on the outstanding principal amount of each Advance, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the Applicable Margin, and be due and payable on each Interest Payment Date and on the Maturity Date, (ii) LIBOR Advantage Rate Loan, shall accrue during each LA Interest Period at a rate per annum equal to the sum of the LIBOR Advantage Rate plus the Applicable Margin, and be due and payable on each Interest Payment Date and on the Maturity Date, and (iii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Applicable Margin, and be due and payable on each Interest Payment Date and on the Maturity Date.
Definitions:

(a)    “Applicable Margin” means one and ninety one-hundredths percent (1.90%) per annum.

(b)    “Business Day” means:

(i)     any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Hartford, Connecticut;

(ii)     when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(iii)    when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Rate Loan, any day which is a London Banking Day.

(c)    “Interest Payment Date” means the last Business Day of such LIBOR Interest Period with respect to LIBOR Rate Loans and LIBOR Advantage Rate Loans and in the case of Prime Rate Loans, the first day of each month.
(d)    “LIBOR Interest Period” means
(i)    relative to any LIBOR Rate Loan or LIBOR Advantage Rate Loan:
initially, the period beginning on (and including) the date on which such LIBOR Rate Loan or LIBOR Advantage Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan or LIBOR Advantage Rate Loan pursuant to the terms of this Letter Agreement and ending on (but excluding) the day which numerically corresponds to such date one (1) or three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to the terms of this Letter Agreement; and
thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan or LIBOR Advantage Rate Loan and ending one (1) or three (3) months thereafter, as selected by the Borrower by irrevocable notice to the Bank pursuant to the terms hereof;
provided, however, that

(a)	at no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans or LIBOR Advantage Rate Loans;

(b)	LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans or LIBOR Advantage Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(d)	no LIBOR Interest Period may end later than the termination of this agreement.
(ii) relative to any LIBOR Advantage Loan:
The period commencing on (and including) April 25, 2016 (the “Start Date”) and ending on the numerically corresponding date one (1) or three (3) months later (as may be selected), and thereafter each one (1) or three (3) month period (which period must match the initial selection) ending on the day of such month that numerically corresponds to the Start Date. If a LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.

(e)    “LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LIBOR Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds.

(f)    “LIBOR Advantage Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LIBOR Interest Period, reset daily, which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time for delivery in two London Banking Days. If such day is not a London Banking Day, the LIBOR Advantage Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds.

(g)    “LIBOR Advantage Rate Loan” means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.
(h)    “LIBOR Rate Loan” means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Rate.
(i)    “Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.
(j)    “LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.
(k)    “London Banking Day” means a day on which dealings in US dollars deposits are transacted in the London interbank market.
(l)    “Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Bank in Hartford, Connecticut from time to time as its “Prime Rate.” Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.

(m)    “Prime Rate Loan” means any loan or Advance the rate of interest applicable to which is based upon the Prime Rate.
6.    Payments; Principal and Interest.

(a)    Principal. Subject to Subsection (c), the principal amount of any Advance or loan hereunder shall be due and payable on the Maturity Date (or any renewal thereof).

(b)    Interest. Accrued and unpaid interest on the outstanding principal amount of any Advance or loan hereunder shall be due and payable upon the earliest of:

(i)    the Maturity Date (or any renewal thereof);

(ii)    in the case of Prime Rate Loans, monthly in arrears on the first day of each month and when any such Advance is due;

(iii)    in the case of LIBOR Rate Loans and LIBOR Advantage Rate Loans, on the Interest Payment Date thereof.

(c)    Repayments Continuations and Conversions. Each Advance bearing interest at the LIBOR Rate shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such Advance. On the last day of the applicable LIBOR Interest Period, an Advance bearing interest at the LIBOR Rate may be continued for an additional LIBOR Interest Period or may be converted to a Prime Rate Loan or a LIBOR Advantage Loan.
(d)    Voluntary Prepayment. Loans bearing interest at the LIBOR Advantage Rate or the Prime Rate may be prepaid in whole or in part at any time without premium or penalty. Loans bearing interest at the LIBOR Rate may be prepaid upon the following terms and conditions: the Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days’ notice of any proposed prepayment of any Advance bearing interest at the LIBOR Rate, specifying the proposed date of payment and the principal amount to be paid. Each partial prepayment of the principal amount of any Advance bearing interest at the LIBOR Rate shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.
(e)    LIBOR Breakage Fee. Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any loan bearing interest at the LIBOR Rate following Borrower’s delivery of a borrowing request or conversion notice hereunder or (ii) any prepayment of any loan bearing interest at the LIBOR Rate on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment. The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a loan bearing interest at the LIBOR Rate, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.
(f)    Miscellaneous Provisions for LIBOR Rate Loans.

(i)
Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan or LIBOR Advantage Rate Loan as, or to convert any loan into, a LIBOR Rate Loan or LIBOR Advantage Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans or LIBOR Advantage Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans and LIBOR Advantage Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(ii)
Unavailability of Rate. In the event that Borrower shall have requested a LIBOR Rate Loan or LIBOR Advantage Rate Loan in accordance with the terms hereof and the Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate or LIBOR Advantage Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate or LIBOR Advantage Rate no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank under the terms hereof to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans or LIBOR Advantage Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

(iii)
Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or LIBOR Advantage Rate Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or LIBOR Advantage Rate Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or LIBOR Advantage Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(iv)
Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(v)
Taxes. All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and LIBOR Advantage Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will pay directly to the relevant authority the full amount required to be so withheld or deducted;
promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and
pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.